UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Primus Guaranty, Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2009
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
PROPOSAL ONE – ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
PROPOSAL TWO – APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS

Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Tel: 441-296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, New York 10017
Tel: 212-697-2227

March 20, 2009

Dear Shareholder,

You are cordially invited to attend the 2009 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on April 30, 2009 at 8:00 A.M., local time, at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke Parish, Hamilton HM CX, Bermuda.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Also enclosed are your proxy card and instructions for voting and our 2008 Annual Report on Form 10-K. Whether or not you are able to attend the meeting in person, it is important that your common shares be represented at the meeting. Accordingly, we ask that you please register your votes by mail (by completing, signing, dating and returning the enclosed proxy card), over the Internet or by telephone at your earliest convenience. If you attend the meeting, you may vote in person even if you previously have voted by proxy.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,

Thomas W. Jasper
Chief Executive Officer

PRIMUS GUARANTY, LTD.

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. will be held on April 30, 2009 at 8:00 A.M., local time, at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke Parish, Hamilton HM CX, Bermuda, for the following purposes:

1.	To elect two Class II directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008. Copies of the financial statements are contained in the Company’s 2008 Annual Report on Form 10-K, which is being mailed to shareholders together with the Proxy Statement.

Only holders of record of the Company’s common shares, par value $0.08 per share (the “Common Shares”), on March 9, 2009 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please register your vote as soon as possible to ensure that your Common Shares are represented at the meeting. You may vote your Common Shares by telephone, over the Internet or by the proxy card enclosed with the Proxy Statement. Shareholders of record who attend the meeting may vote their Common Shares in person, even though they have sent in proxies by mail, over the Internet or by telephone.

By Order of the Board of Directors,

Scott H. Davis
Secretary

March 20, 2009

PRIMUS GUARANTY, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda, for use at the Company’s Annual General Meeting of Shareholders to be held at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke Parish, Hamilton HM CX, Bermuda, on April 30, 2009 at 8:00 A.M., local time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders of the Company on or about March 20, 2009.

Purposes of Meeting

The purposes of the meeting are to consider and act upon the following matters:

1.	To elect two Class II directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company’s common shares, par value $0.08 per share (“Common Shares”), at the close of business on March 9, 2009, the record date, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. The Company’s Common Shares are its only outstanding class of voting securities. Each Common Share entitles the holder of record thereof to one vote. As of the record date, there were 40,961,472 Common Shares outstanding.

How You Can Vote

Shareholders of record can vote in one of the following ways:

•	by completing, signing and returning the enclosed proxy card; or

•	over the Internet: if you are a registered holder of Common Shares, you may view proxy materials and follow the instructions at http://bnymellon.mobular.net/bnymellon/prs, and if you hold your Common Shares in street-name through a broker, custodian bank or other nominee, you may view the materials and follow the instructions at http://bnymellon.mobular.net/bnymellon/prs — beneficial

•	over the telephone by accessing the telephone voting system at (866) 540-5760 and following the telephone voting instructions; or

•	by attending the Annual General Meeting and voting in person.

Internet and telephone voting facilities will close at 11:59 P.M., Eastern time, on April 29, 2009.

Shareholders who hold their Common Shares through a broker, custodian bank or other nominee (in “street name”) must vote their Common Shares in accordance with the procedures prescribed by their broker, custodian bank or other nominee. Shareholders who wish to vote using the enclosed proxy card should sign and return their signed proxies before the Annual General Meeting. The proxies will vote their Common Shares as they direct.

Shareholders can specify whether their Common Shares should be voted for all, some or none of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other proposals to be presented at the meeting.

If you do not specify on your proxy card how you want to vote your Common Shares, the proxies will vote them “FOR” the election of all nominees for director as set forth under Proposal One, “FOR” Proposal Two and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company’s Secretary in writing;

•	by submitting another proxy by mail, over the Internet or by telephone that is received at a later date and that is properly signed or transmitted; or

•	by voting in person at the meeting.

You may not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the meeting and representing, in person or by proxy, in excess of 50% of the total issued voting shares is necessary to constitute a quorum.

The affirmative vote of a majority of the Common Shares represented and voting at the Annual General Meeting is required for the election of directors, as well as the appointment of the Company’s independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Abstentions are counted as “shares present” at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Solicitation

We have hired BNY Mellon Shareowner Services and D.F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $20,000 plus out-of-pocket expenses. This Proxy Statement, including the Notice of Availability of Proxy Materials for the Shareholder Meeting and the proxy card, will first be sent to shareholders on or about March 20, 2009. Proxies will be solicited on behalf of the Board of Directors by mail, in person, over the Internet and by telephone. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold Common Shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting audited consolidated financial statements for fiscal year 2008. Copies of the financial statements are contained in the Company’s 2008 Annual Report on Form 10-K, which is being mailed to shareholders together with this Proxy Statement and related materials.

Other Matters to Be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this Proxy Statement. If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the Common Shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should register their votes by mail, over the Internet or by telephone as soon as possible. In order to assure that your proxy is received in time to be voted at the Annual General Meeting, the proxy card must be completed in accordance with the instructions on it. If your Common Shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the custodian bank, brokerage firm or other nominee that holds Company Common Shares on your behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 9, 2009, to the knowledge of the Company, the beneficial ownership of the Company’s Common Shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors, nominees and executive officers of the Company as a group:

	Number of	Percentage of
	Common Shares	Common Shares
	Beneficially	Outstanding as of
Name	Owned(1)	March 9, 2009

Greater than 5% Shareholders:
XL Capital Ltd XL House One Bermudiana Road Hamilton HM 11, Bermuda	14,901,482	36.4	%(2)
Second Curve Capital, LLC 237 Park Avenue, 9th Floor New York, New York 10017	6,816,566	16.6	%(3)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499	5,620,892	13.7	%(4)
Non-Executive Directors and Non-Executive Director Nominees:
Michael P. Esposito, Jr.	118,123		*(5)
Frank P. Filipps	38,526		*(6)
Paul S. Giordano	27,872		*(7)
Thomas J. Hartlage	5,500		*(8)
James K. Hunt	38,307		*(9)
Robert R. Lusardi	65,316		*(10)
James H. MacNaughton	16,646		*(11)
John A. Ward, III	58,307		*(12)
Management Director and Executive Officers:
Thomas W. Jasper
Chief Executive Officer & Director	1,071,847	2.6	%(13)
Richard Claiden
Chief Financial and Operating Officer	228,987		*(14)
Charles McLendon
Former President of Primus Asset Management, Inc.	—		*(15)
All directors, nominees and executive officers as a group (10 persons)		4.1%

*	Less than 1% of common shares outstanding.

(1)	The number shown reflects the number of Common Shares beneficially owned as of March 9, 2009, to the knowledge of the Company, based on information furnished by the persons named, public filings and the Company’s records. A person is deemed to be a beneficial owner of Common Shares if the person, either alone or with others, has the power to vote or to dispose of those Common Shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, Common Shares beneficially owned by a person include Common Shares of which the person has the right to acquire beneficial ownership within 60 days after March 9, 2009. There were 40,961,472 of the Company’s common shares outstanding as of March 9, 2009.

(2)	According to a Schedule 13G/A dated January 22, 2008, XL Capital Ltd. beneficially owns 14,901,482 Common Shares, held by XL Insurance (Bermuda) Ltd., a wholly owned subsidiary of XL Capital Ltd.

(3)	According to a Schedule 13D dated December 4, 2008 and a Form 4 dated February 28, 2009 jointly filed by Second Curve Capital, LLC and Thomas K. Brown: (a) Second Curve Capital, LLC beneficially owns 6,816,566 Common Shares and has shared voting power and shared dispositive power with respect to all such shares and (b) Thomas K Brown is the managing member of Second Curve Capital, LLC and as a result of his relationship with Second Curve Capital, LLC, Mr. Brown may be deemed to have shared voting and investment power with respect to all Common Shares beneficially owned by Second Curve Capital, LLC. Mr. Brown, however, expressly disclaims beneficial ownership of such shares.

(4)	According to a Schedule 13G dated February 14, 2006 filed by Transamerica Life Insurance Company, Transamerica Life Insurance Company beneficially owns 5,582,585 Common Shares. 38,307 deferred Common Shares granted in connection with Mr. Hartlage’s service on the Board of Directors are also included since Mr. Hartlage ceded to them beneficial ownership of such deferred Common Shares.

(5)	Includes 28,123 deferred Common Shares deliverable upon the date Mr. Esposito leaves the Board.

(6)	Includes 38,307 deferred Common Shares deliverable upon the date Mr. Filipps leaves the Board.

(7)	Includes 27,872 deferred Common Shares deliverable upon the date Mr. Giordano leaves the Board.

(8)	Excludes 5,582,585 Common Shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 38,307 deferred Common Shares deliverable upon the date Mr. Hartlage leaves the Board, as to which Mr. Hartlage has ceded his ownership to Transamerica Life Insurance Company.

(9)	Includes 38,307 deferred Common Shares deliverable upon the date Mr. Hunt leaves the Board, which will be delivered to him following the Annual General Meeting, as Mr. Hunt is not standing for re-election to the Board.

(10)	Includes 36,516 deferred Common Shares deliverable upon the date Mr. Lusardi leaves the Board.

(11)	Includes 14,146 deferred Common Shares deliverable upon the date Mr. MacNaughton leaves the Board.

(12)	Includes 38,307 deferred Common Shares deliverable upon the date Mr. Ward leaves the Board.

(13)	Includes 103,273 Common Shares beneficially owned by Mr. Jasper by trust and 338,751 Common Shares which may be acquired upon the exercise of options. Also includes 153,926 deferred Common Shares deliverable 6 months after Mr. Jasper’s departure from the Company. Excludes 116,250 unvested options and 1,157,923 unvested restricted share units. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(14)	Includes 99,275 Common Shares which may be acquired upon the exercise of options. Also includes 83,484 deferred Common Shares deliverable 6 months after Mr. Claiden’s departure from the Company. Excludes 53,925 unvested options and 376,514 unvested restricted share units. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(15)	Mr. McLendon’s employment with Primus Asset Management, Inc. terminated on February 23, 2009.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, are available on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance.” The Company will also provide a printed copy of the Corporate Governance Guidelines and the charters of the Board committees upon request.

Board Organization

The Company’s Board of Directors currently consists of nine members; however, one of the directors whose term is expiring at the Annual General Meeting, James K. Hunt, is not standing for re-election and will retire from the Board. The Company’s Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Messrs. Michael P. Esposito, Jr., Thomas W. Jasper, and James H. MacNaughton have been designated Class I directors whose terms will expire at the 2010 Annual General Meeting of Shareholders;

•	Messrs. Frank P. Filipps, Thomas J. Hartlage, and James K. Hunt have been designated Class II directors whose terms will expire at this year’s Annual General Meeting of Shareholders. Messrs. Filipps and Hartlage are standing for re-election, and Mr. Hunt is not standing for re-election and will retire from the Board; and

•	Messrs. Paul S. Giordano, Robert R. Lusardi, and John A. Ward, III have been designated Class III directors whose terms will expire at the 2011 Annual General Meeting of Shareholders.

The Board maintains four committees: the Audit Committee, the Compensation Committee, the Finance and Investment Committee, and the Nominating and Corporate Governance Committee. (See “Committees of the Board of Directors”.)

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the responsibilities of the Board of Directors are to: (1) ensure that the Company operates in a legal, ethical and socially responsible manner; (2) select, evaluate and offer substantive advice and counsel to the Company’s Chief Executive Officer; (3) review, approve and monitor fundamental financial and business strategies and major corporate actions; (4) oversee the Company’s capital structure and financial policies and practices; (5) assess major risks facing the Company and review options for their mitigation; and (6) provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company’s current and nominated directors, except Thomas W. Jasper, who is an employee of a subsidiary of the Company, are independent under the standards set forth in the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (the “NYSE”) since none of them have any material relationship with the Company which the Board believes would compromise their independence. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director’s employer and its affiliates, affiliations with a significant (25% or more) shareholder of the

Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director’s independence, except that affiliation with a significant shareholder does impair a director’s independence with respect to service on the Audit Committee. A copy of the definition of independent directors under the Company’s Corporate Governance Guidelines is available at the Company’s Web site located at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance — Governance Guidelines.” Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairperson of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of a management director, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-management directors of the Board meet in executive session at least once per year, without any management directors and any other members of the Company’s management present, to (1) evaluate the Chief Executive Officer, (2) review management succession planning, and (3) consider such other matters as they may deem appropriate. Mr. Esposito, the Chairman of our Board and Chairman of the Company’s Nominating and Corporate Governance Committee, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (1) self-evaluation of its performance and the performance of its individual members; and (2) evaluation of each Board committee’s performance and the performance of the individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board’s evaluation is based, in part, on the Nominating and Corporate Governance Committee’s evaluation of the Board and the self-evaluations conducted by each of the committees. The Company’s directors have full access to management and corporate staff and are provided with an orientation program for new directors and continuing education for all directors.

The Board of Directors held twelve meetings during 2008. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he/she served held during his/her period of service since the last Annual General Meeting of Shareholders, except that Mr. Hunt attended 73% of the total number of meetings of the Board and the committees on which he served during this period.

Director Attendance at Annual General Meeting of Shareholders

The Company’s policy is that our directors are expected to attend the Annual General Meeting of Shareholders unless extenuating circumstances prevent them from attending. All of our then serving directors attended last year’s Annual General Meeting of Shareholders.

Communications with Directors

Shareholders or other interested parties who wish to send communications on any topic to the Board or to the non-management directors as a group, or to the Chairman of the Board, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Alternatively, they may write to Vincent B. Tritto, General Counsel, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017, or via e-mail at vtritto@primusguaranty.com.

Review, Approval or Ratification of Transactions with Related Persons

Any transaction with the Company in which a director, executive officer or beneficial holder of more than five percent (5%) of the outstanding Common Shares of the Company, or any immediate family member of the foregoing (each, a “related person”), has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be disclosed by the Company in its public filings. Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions, which is contained in the Company’s Code of

Business Conduct and Ethics. Under this policy any related party transaction that would be required to be publicly disclosed must be approved or ratified by the Board of Directors or the Nominating and Corporate Governance Committee, in writing, before the proposed related party transaction may be undertaken. In approving or ratifying a transaction under this policy, the Board of Directors or the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable to the Company. For 2008, there was one transaction between the Company and a related person subject to this policy, as the Company procured a portion of its directors’ and officers’ insurance coverage from XL Specialty Insurance Company, an affiliate of XL Capital, Ltd. (a holder of more than five percent (5%) of the outstanding Common Shares and therefore a related person) after obtaining written approval of the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Business Conduct and Ethics covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company’s Code of Business Conduct and Ethics is available at the Company’s Web site located at www.primusguaranty.com under the heading “Investor Relations — Corporate Governance.” The Company will also provide a printed copy upon request.

PROPOSAL ONE – ELECTION OF DIRECTORS

The nominees for election as directors and those directors whose terms will continue after this year’s Annual General Meeting of Shareholders are:

Name	Age	Director Since	Present Term Expires

Frank P. Filipps	61	2002		(1)
Thomas J. Hartlage	57	2002		(1)
Paul S. Giordano	46	2005	2011
Robert R. Lusardi	52	2002	2011
John A. Ward, III	62	2004	2011
Michael P. Esposito, Jr.	69	2002	2010
James H. MacNaughton	58	2008	2010
Thomas W. Jasper	60	2002	2010

(1)	Present term expires at this year’s Annual General Meeting of Shareholders. Nominated by Board for re-election at this year’s Annual General Meeting of Shareholders for a three-year term expiring in 2012.

Nominees for Election for Three-Year Terms Expiring in 2012

Frank P. Filipps has been a director of the Company since March 2002. From April 2005 to July 2008, Mr. Filipps was Chairman and Chief Executive Officer of Clayton Holdings, Inc., an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. (NYSE:RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, Radian Group). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian Group in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a director of Impac Mortgage Holdings, Inc. (NYSE:IMH), a mortgage real estate investment trust, since November 1995.

Thomas J. Hartlage has been a director of the Company since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE:AEG), an insurance company. At AEGON N.V., his responsibilities have included strategic planning and product and market development. From 2001 to 2006, he was President of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Mr. Hartlage is currently Executive Vice President of AEGON Institutional Markets and has responsibility for sales and marketing of all of the company’s products, including its Dublin, Ireland-based business. Mr. Hartlage has more than 30 years of experience in the financial services sector and is a chartered financial analyst (CFA).

If elected as Class II directors, the terms of office of Messrs. Frank P. Filipps and Thomas J. Hartlage will expire at the Annual General Meeting of Shareholders to be held in 2012. With the exception of James K. Hunt, a Class II director who will not be standing for re-election at this year’s Annual General Meeting of Shareholders, the remaining directors of the Company are not standing for election this year and continue in office for the remainder of their terms.

The Board recommends that shareholders vote FOR the election of the two nominees as Class II directors.

Directors Continuing in Office until 2011

Paul S. Giordano has been a director of the Company since May 2005. Mr. Giordano served as President, Chief Executive Officer and Deputy Chairman of Syncora Holdings Ltd. (formerly known as Security Capital Assurance Ltd.) (NYSE:SCA) and Chairman and Chief Executive Officer of Syncora Guarantee Inc. (formerly known as XL Capital Assurance Inc.) from 2006 until August 2008. Mr. Giordano served as Chief Executive for financial products and services and Executive Vice President of XL Capital Ltd. (NYSE:XL), a provider of insurance and reinsurance coverage and financial products and services, from 2004 until 2006. Mr. Giordano was Executive Vice President, General Counsel and Secretary of XL Capital Ltd. from 1999 to 2004 and served as a director and officer of a number of XL Capital Ltd affiliates. From 1997 to June 1999, he served as Senior Vice President, General Counsel and Secretary of XL Capital Ltd. Mr. Giordano was in private practice at the law firms of Clifford Chance from 1993 to 1996 and Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993.

Robert R. Lusardi has been a director of the Company since March 2002. Mr. Lusardi is a Senior Partner of White Mountains Insurance Group, Ltd. (NYSE:WTM), a financial services firm, and is Chief Executive Officer of White Mountains Financial LLC. From 1998 to 2005, he was an Executive Vice President and member of the executive management board of XL Capital Ltd. (NYSE:XL), a provider of insurance and reinsurance coverage and financial products and services; his positions included Chief Financial Officer of XL and Chief Executive Officer of Financial Products and Services, an operating segment. From 1980 until 1998, Mr. Lusardi was at Lehman Brothers where he ultimately served as a managing director and headed the insurance and asset management investment banking practice. He is also director of Symetra Financial Corporation, a life insurance entity, OneBeacon Insurance Group, Ltd. (NYSE:OB), a property-casualty insurer, and Esurance Inc., a personal lines insurer.

John A. Ward, III has been a director of the Company since October 2004. Mr. Ward was Chairman of the Board and Chief Executive Officer until September 2007 and a director until December 2007 of Innovative Card Technologies (NASDAQ:INVC), a payment card technology company. He was previously Chairman of the Board and Chief Executive Officer of Doral Financial (NYSE:DRL), a consumer finance and bank holding company, and the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase Manhattan Bank was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Presently, Mr. Ward serves as a director of MKTG (NasdaqCM: CMKG), a marketing, sales promotion and interactive media services and e-commerce provider company. From 2002 to 2004, Mr. Ward served as a director of Primus Financial Products, LLC, a subsidiary of the Company (“Primus Financial”).

Directors Continuing in Office until 2010

Michael P. Esposito, Jr. has been the Chairman of the Company’s Board of Directors since March 2002. Until his retirement from XL Capital Ltd. (NYSE:XL) on December 27, 2007, Mr. Esposito served as non-executive Chairman of the Board of Directors of XL, a provider of insurance and reinsurance coverage and financial products and services, since 1995 and as a director since 1986. Since 1995, he has served as a director of Forest City Enterprises, Inc. (NYSE:FCY), a real estate development and management firm, and since 1997 as a director of Annuity and Life Re (Holdings), Ltd., a life insurance company. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. In 2007, Mr. Esposito became non-executive Chairman of the Board of Directors of Syncora Holdings Ltd. (formerly known as Security Capital Assurance Ltd.) (NYSE:SCA). Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan

Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991.

James H. MacNaughton has been a director since July 2008. Mr. MacNaughton retired from Rothschild Inc. in March 2008 where he was a Senior Advisor. Mr. MacNaughton was a Managing Director and Global Partner of Rothschild from 2001 to 2007. From 1979 through 2000, he was at Salomon Brothers Inc. where he held a variety positions including, for most of that time, Managing Director in Investment Banking. Mr. MacNaughton began his business career in 1973 at Republic National Bank of Dallas as Vice President and Commercial Lending Officer. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council since 2006 and is a member of the Board of Directors of the Interboro Insurance Company and Max Capital Group Ltd. Mr. MacNaughton is a member of the International Insurance Society and the Board of Public Television Channel WLIW 21 serving New York City and Long Island, New York.

Thomas W. Jasper has been Chief Executive Officer of the Company since March 2001, a director since March 2002 and Deputy Chairman since January 2009. Mr. Jasper joined the Company in 1999 as a consultant to assist in the Company’s formation. Prior to joining the Company, Mr. Jasper served for 17 years as a key executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982, Mr. Jasper was one of the founders of Salomon’s interest rate swap business. While at Salomon, in 1984, Mr. Jasper co-founded ISDA, served as one of its first Co-Chairmen, and worked to establish ISDA as the world’s preeminent swap association. Mr. Jasper became the Chief Operating Officer of Salomon’s non-Japan Asian business in 1994. In 1997, after the acquisition of Salomon Brothers Inc. by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the Global Treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation and the Wellspring Foundation and on the executive board of the Cox School of Business at Southern Methodist University.

Retirement and Resignation of Directors

James K. Hunt, a Class II director whose term expires at this year’s Annual General Meeting of Shareholders, has elected to retire as a member of the Company’s Board of Directors.

Fiona E. Luck, a Class I director whose term was scheduled to expire at the 2010 Annual General Meeting of Shareholders, resigned as a member of the Company’s Board of Directors on February 12, 2009.

The Nominating and Corporate Governance Committee has recommended to the Board that David Czerniecki be appointed to the Board to fill the vacancy occasioned by Ms. Luck’s resignation. The Board has not yet acted upon this recommendation. If appointed, Mr. Czerniecki is expected to be a Class I director whose term will expire at the 2010 Annual General Meeting of Shareholders. Since July 2008, Mr. Czerniecki has been a Managing Director of XL Investment Management Inc., a subsidiary of XL Capital Ltd. (NYSE:XL). He joined XL in February 2000 and prior to assuming his current position at XL Investment Management, Mr. Czerniecki served in senior executive capacities for other XL affiliates, including Managing Director of XL Capital Investment Partners, Managing Director of XL Capital Assurance Inc. and President and Chief Investment Officer of XL Portfolio Advisors. Before that, Mr. Czerniecki was a Senior Vice President at Lehman Brothers Inc., from May 1998 until February 2000. Prior to joining Lehman Brothers, he was a Senior Vice President at Capital Markets Assurance Corporation/MBIA Insurance Corporation, from April 1996 to April 1998. Mr. Czerniecki has prior experience at Credit Lyonnais, National Westminster Bank and Prudential Bache Securities. Since February 2005, Mr. Czerniecki has served on the Board of Directors of Primus Financial. He is 44 years old.

Committees of the Board of Directors

The Company’s Board of Directors has the power to appoint committees to perform certain management and administration functions. The Company’s Board of Directors currently has an Audit Committee, a Compensation Committee, a Finance and Investment Committee and a Nominating and Corporate Governance Committee. The Company believes that the members of the Audit, Compensation, and Nominating and Corporate Governance Committees are “independent” directors under the standards applicable to members of those committees imposed by the regulations of the U.S. Securities and Exchange Commission (the “SEC”) for audit committees and the NYSE’s listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements, including its system of internal controls, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s independent audit function and independent auditors, as well as preparing an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee, on behalf of the Board of Directors, recommends to the shareholders the appointment and termination of an independent public accounting firm to be engaged to audit the Company’s financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board of Directors whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee currently consists of four members, all of whom are financially literate within the meaning of the NYSE’s criteria. Messrs. Hartlage, Hunt, MacNaughton and Ward (Chairman) are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com (a printed copy of which will be provided upon request). Following Mr. Hunt’s retirement from the Board, it is expected that Messrs. Hartlage, MacNaughton and Ward (Chairman) will comprise the members of this committee. The Board has designated Mr. Ward as the Audit Committee’s financial expert within the meaning of the SEC’s rules and regulations. The Audit Committee held five meetings in 2008.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of the Company’s executive officers and (2) individual grants of equity-based incentive awards, as well as providing a compensation committee report as required by the SEC to be included in the Company’s annual proxy statement. The Compensation Committee also: (1) reviews, considers and approves the compensation policies and philosophy for the Company’s executive officers, other employees, and directors, (2) establishes compensation plans and programs for senior executives and other employees, including incentive and equity based plans and programs, any appropriate employment contracts, special retirement benefits and severance or change of control payments, (3) annually reviews these plans and programs, (4) administers the Company’s incentive and equity based plans and programs, and (5) monitors tax issues relating to these matters. The Compensation Committee has not delegated and may not delegate any of its responsibilities. Management of the Company makes recommendations to the Compensation Committee on all matters of compensation, except director compensation. No compensation consultants were retained or involved in connection with 2008 compensation. Messrs. Esposito, Filipps (Chairman) and Hunt are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com (a printed copy of which will be provided upon request). Following Mr. Hunt’s retirement from the Board, the Board’s Nominating and Corporate Governance Committee is expected to review and assign committee memberships such that there are three directors on each committee. The Compensation Committee held eight meetings in 2008.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2008 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company during 2008 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on the Company’s Board of Directors or the Compensation Committee.

Finance and Investment Committee

The Finance and Investment Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, the Company’s capital management policies including reviewing and recommending actions with respect to strategic investments, new business initiatives, capital raising and reviewing the Company’s investment guidelines and performance. Messrs. Giordano and Lusardi (Chairman) are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com (a printed copy of which will be provided upon request). The Finance and Investment Committee held five meetings in 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company’s shareholders. Messrs. Esposito (Chairman), Filipps and Hunt are the current members of this committee, which operates under a written charter that is available on the Company’s Web site at www.primusguaranty.com (a printed copy of which will be provided upon request). Following Mr. Hunt’s retirement from the Board, the Nominating and Corporate Governance Committee is expected to review and assign committee memberships such that there are three directors on each committee. The Nominating and Corporate Governance Committee held four meetings in 2008.

Any shareholder or the Board may propose any person for election as a director pursuant to the Company’s Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company’s Secretary of the intention to propose the nominee and such nominee’s willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of Common Shares of the Company which are beneficially owned by such individual, and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of Common Shares which are beneficially owned by such shareholder, and (c) the period of time such Common Shares have been owned. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Nominating and Corporate Governance Committee through other means have.

The Nominating and Corporate Governance Committee has established the following standards and qualifications for members of the Board of Directors:

•	Each director shall at all times represent the interests of the shareholders of the Company.

•	Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

•	Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and committees of which he or she is a member and reviewing in advance all meeting materials.

•	Non-management directors shall meet the applicable standards of independence from the Company and its management.

•	The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

The Nominating and Corporate Governance Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Nominating and Corporate Governance Committee recommends an increase in the size of the Board or a vacancy occurs, the Nominating and Corporate Governance Committee will consider qualified nominees from several sources, which may include current Board members, a director research firm, and nominees recommended by shareholders and other persons. The Nominating and Corporate Governance Committee may from time to time retain a director search firm to help it identify qualified director nominees for consideration.

The Nominating and Corporate Governance Committee evaluates qualified director nominees at regular or special Nominating and Corporate Governance Committee meetings against the current director qualification standards described above and reviews qualified director nominees with the Board. The Nominating and Corporate Governance Committee interviews candidates who meet the director qualification standards, and the Nominating and Corporate Governance Committee selects nominees who best suit the Board’s current needs and recommends one or more of such individuals for appointment to the Board.

Compensation of Directors

During 2008, the Company compensated each of its non-management directors in the following manner:

•	an annual award of Common Shares having a value of $50,000;

•	an annual cash retainer of $40,000;

•	a cash fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual cash retainer of $12,000 for the Chairman of the Audit Committee; and

•	an additional annual cash retainer of $6,000 for the Chairman of each other committee.

The Common Shares referred to above will be fully vested when awarded, although such Common Shares will not be issued to the director until the director leaves the Board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Mr. Hartlage that, consistent with his employer’s corporate practice, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him as a director to Transamerica Life Insurance Company.

In addition, the Board also convened two ad hoc committees for consideration of separate strategic transactions that the Company ultimately determined not to pursue. The members of the first such committee were Messrs. Esposito, Filipps, Giordano, Hunt and Ward (Chair), and their compensation for service on such committee was $1,000 per committee meeting attended, payable in cash, with the chairman receiving an additional $1,000 cash fee for such service. The members of the second such committee were Messrs. Esposito, Filipps, MacNaughton (Chair) and Ward, and their compensation for serving on such committee was a cash retainer of $6,000 on an annualized basis (and the chairman receiving an additional cash retainer of $6,000 on an annualized basis) with a meeting fee of $1,000 per meeting attended, payable in cash.

The total 2008 compensation of the Company’s non-management directors is shown in the following table:

Director Compensation for the Fiscal Year Ended December 31, 2008

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)[1]	Total ($)

Michael P. Esposito, Jr.	73,000	50,003	123,003
Frank P. Filipps	74,000	50,003	124,003
Paul S. Giordano	54,000	50,003	104,003
Thomas J. Hartlage [2]	55,000	50,003	105,003
James K. Hunt	61,000	50,003	111,003
Robert R. Lusardi	66,000	50,003	116,003
James H. MacNaughton[3]	36,667	20,834	57,501
John A. Ward, III	69,500	50,003	119,503
Fiona E. Luck[4]	—	—	—

(1)	The actual Common Share grants were determined by dividing one-quarter of the annual equity award by the closing price of the Common Shares as of the end of each quarter and ignoring any fractional shares. Unless stated otherwise, this resulted in the granting of 23,524 Common Shares to each director receiving stock compensation during 2008.

(2)	Consistent with the corporate practice of Mr. Hartlage’s employer, Transamerica Life Insurance Company, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him to Transamerica Life Insurance Company.

(3)	In 2008, Mr. MacNaughton began receiving compensation as a director as of July 31, 2008. Accordingly, Mr. MacNaughton received a prorated amount of fees and prorated stock awards in the amount of 14,146 shares based upon this date.

(4)	Ms. Luck resigned from the Board effective February 12, 2009. Consistent with the corporate practice of Ms. Luck’s former employer, XL Capital, Ltd., Ms. Luck waived all compensation in connection with her position as a member of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Shares to file reports of ownership and changes in ownership of such Common Shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent (10%) of its Common Shares have filed all reports required by Section 16(a) during the Company’s fiscal year ended December 31, 2008.

EXECUTIVE OFFICERS

In addition to Mr. Jasper, the Company’s Chief Executive Officer, whose biographical information is set forth above, the other executive officer of the Company is:

Richard Claiden has been the Company’s Chief Financial Officer since 2003 and Chief Operating Officer since 2008. Mr. Claiden is also Chief Financial Officer and Chief Operating Officer of Primus Asset Management, Inc., a subsidiary of the Company. Mr. Claiden is responsible for the Company’s financial management and reporting. In addition, Mr. Claiden is also responsible for the management of the operations, risk management, and quantitative teams that support the Company’s business activities. Mr. Claiden was previously a Managing Director and Head of Operational Risk for JP Morgan Chase’s Investment Bank from 2001 to 2003. In that position, Mr. Claiden was responsible for the operational risk integration for the investment bank following the merger of JP Morgan and Chase Manhattan Bank. From 1994 to 1999, Mr. Claiden was at Canadian Imperial Bank of Commerce, or CIBC, initially setting up and running operations for CIBC’s Financial Product Group and later as Global Head of Operations for CIBC’s wholesale and investment banking activities. Mr. Claiden was in internal audit at Manufacturers Hanover Trust, or MHT, from 1978 to 1983. Mr. Claiden served as Controller for the Merchant Banking Group and subsequently as head of finance, operations and technology for MHT’s global derivatives group until 1994. Mr. Claiden qualified as a Chartered Accountant with Arthur Andersen & Co. in London from 1974 to 1978. Mr. Claiden received an M.A. in Accounting and Finance from Lancaster University and a B.Sc. in Economics from London University. He is a fellow of the Institute of Chartered Accountants (U.K.). Mr. Claiden is 57 years old.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing below with management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2008 Annual Report on Form 10-K.

Compensation Committee
Frank P. Filipps, Chairman
Michael P. Esposito, Jr.
James K. Hunt

Compensation Discussion and Analysis

Compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officer is shown in the Summary Compensation Table and supplemental tables that follow this discussion. The following discussion and analysis, which has been approved by the Compensation Committee, analyzes the objectives and results for 2008 of our executive officer compensation policies and procedures.

Compensation Policies and Objectives

The Compensation Committee seeks to ensure that executive compensation helps the Company to attract, retain and motivate the key personnel it needs to manage its business. Compensation levels are designed to be competitive and to provide the opportunity to achieve above-market compensation in the event of superior performance. Performance is assessed with respect to the Company as a whole and as to each individual, in both cases in relation to clearly delineated objective and subjective goals set at the beginning of each assessment period. The goals established at the beginning of 2008 included:

•	Increasing the size of the single name and tranche credit default swap portfolio;

•	Achieving superior financial performance as measured by Economic Results (as defined below) and returns on economic equity;

•	Continuing the Company’s strategic expansion into the asset management business, with particular reference to the launch of a third collateralized loan obligation fund and a fourth collateralized swap obligation fund;

•	Expanding the Company’s credit derivative product company platform by establishing a new vehicle to sell credit default swaps;

•	Ensuring that the Company maintains the highest public market standards for financial reporting and control; and

•	Developing capital forecasting techniques and access to alternative sources of capital.

The performance goals have been set at levels such that their satisfaction would require both significant effort on the part of the executive officers and superior market performance. The performance goals for 2008 generally were similar to those for 2007.

Components of Executive Compensation

Compensation is composed exclusively of annual compensation, which includes a base salary and a discretionary performance bonus, and long-term incentive awards. These compensation components are independently determined and are each designed for a specific purpose, as discussed below. The following provides an analysis of each element of compensation and what it is designed to reward and why it is included as an element of the Company’s executive compensation.

Base Salary

Base salaries are designed to be competitive, so that the Company is able to retain and attract new employees as needed. The Company uses market salaries for similar positions as well as the salaries of those specific individuals it is trying to recruit to assist it in determining the amount of base salary it needs to offer to be competitive. Base salaries are reviewed annually, and any changes based on these reviews are generally made in February of each calendar year. For 2008, there were no increases in base salary for the Company’s executive officers, except as provided for in the amended and restated employment agreement for the Chief Executive Officer described below

With respect to the Chief Executive Officer, the Company, represented by the Board of Directors, negotiated an amended and restated employment agreement for the Chief Executive Officer which became effective May 1, 2008 (the “CEO Employment Agreement”). The CEO Employment Agreement provides for an annual base salary of $600,000. A summary of the CEO Employment Agreement is provided below under “Employment Agreement for Thomas W. Jasper.” Charles McLendon, the former President of Primus Asset Management, Inc., a subsidiary of the Company, had an employment agreement that provided for a base salary of $350,000, which was increased to $375,000 in 2007. Mr. McLendon’s employment with Primus Asset Management, Inc. terminated on February 23, 2009.

Performance Bonus

Performance bonuses are designed to award executive officers for both Company and individual performance for the prior year as measured by the progress made in connection with the goals set at the beginning of the year. Performance bonuses allow individuals to obtain above-market compensation levels in the event of superior performance. An estimated amount, or target budget, for the bonus pool for a specific year is determined by reference to specific quantitative and qualitative factors, which are set at the beginning of the year. The Compensation Committee makes a recommendation to the Board as to the actual performance bonus pool following completion of that year, based upon the Company’s performance in that year, measured against the target factors. Except with respect to the Chief Executive Officer, the allocation of the performance bonus pool among eligible participants is determined by the Chief Executive Officer, with approval of the Compensation Committee. The performance bonus for the Chief Executive Officer is set by the Board and subject to the CEO Employment Agreement. Performance bonuses for executive officers are subject to a target award, based on a factor of such executive officer’s annual base salary, that is recommended by the Chief Executive Officer and approved by the Compensation Committee. Performance bonus awards are made annually as soon as practicable following allocation of the performance bonus pool in February of each calendar year. Generally, recipients must be employed on the date of distribution of the performance bonus pool in order to be eligible to receive a performance bonus. Performance bonus awards can be payable in cash, restricted Common Shares which vest over three years, or a combination of the two.

In evaluating the quantitative performance of management, the Compensation Committee believes it is appropriate to consider the Company’s financial results, as determined by reference to United States generally accepted accounting principles (“GAAP”), after adjustment for the effect on those results of fair value accounting and the termination of credit swaps (the Company’s “Economic Results”). Economic Results adjust the Company’s GAAP results by excluding any unrealized gains and losses on the portfolio of credit swaps sold by Primus Financial and any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk), and including provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on credit default swaps on asset-backed securities.

In assessing the Company’s performance for 2008, the Compensation Committee considered three factors: (1) return on equity adjusted for Economic Results (40%); (2) Economic Results (40%); and (3) qualitative considerations (20%). The Compensation Committee determined that performance with respect to these factors had not met target levels, and accordingly decided to create a total performance bonus pool that was significantly below the target budget performance bonus pool amount projected at the beginning of the year (less than 25% of the projected target budget performance bonus) and commensurate with the Company’s overall quantitative and qualitative performance in 2008. The Compensation Committee then reviewed the individual performance of the executive officers and the Chief Executive Officer’s recommended performance bonus amount for each executive officer, excluding himself, based on the above factors and each individual’s performance goals. The Compensation Committee determined that they would recommend no performance bonus for the Chief Executive Officer or the President of Primus Asset Management, Inc. as quantitative results were significantly below the targets set for the year and certain of the qualitative targets, including the launches of the envisioned collateralized loan obligation fund, collateralized swap obligation fund or the new credit derivative product company had not occurred. The Chief Executive Officer was awarded a long-term incentive award, consistent with the CEO Employment Agreement and as described below. The performance bonus for the Chief Financial Officer was reduced from prior years to reflect the Company’s failure to meet its goals recognizing nonetheless the importance of the Chief Financial Officer to the Company. The Chief Financial Officer’s performance bonus was payable partly in cash and partly in restricted Common Shares, which vest over three years.

In assessing the Company’s performance for 2009, the Compensation Committee will focus on qualitative and quantitative factors based upon management’s ability to successfully implement the amortization of the credit swap portfolio of Primus Financial as well as its other 2009 business priorities of growing Primus Asset Management, Inc.’s business and maintaining appropriate expense levels consistent with the Company’s business approach and needs. The Compensation Committee has established a target minimum performance bonus pool for 2009 that is consistent with the actual performance bonus pool for 2008.

Long-Term Incentive Awards

Long-term incentives are designed to provide performance incentives over a horizon longer than one year and to provide executive officers with an equity interest in the Company so as to encourage an appropriate alignment with shareholders. Also, through vesting and forfeiture provisions, long-term incentive awards create incentives for executive officers to remain with the Company and to seek to enhance shareholder value. Such awards can include grants of share options, which vest ratably over four years, performance shares, which vest at the end of a three-year performance period only if specified performance goals are met, and/or restricted shares, which vest ratably over three years. The allocation among these three alternatives is based on a determination of which package most closely aligns the interests of the executive officers with the long-term interests of the Company. These awards have been made, and are expected to continue to be made, annually in February of each calendar year to coincide with the Company’s payment of annual performance bonuses.

For awards made in February 2008, the Compensation Committee determined the total amount of long-term incentive awards, and the specific awards made to executive officers other than the Chief Executive Officer, all based upon recommendations from the Chief Executive Officer. All long-term incentive awards made to the Chief Executive Officer were determined solely by the Board, based upon recommendations from the Compensation Committee.

The Chief Executive Officer’s recommendations with respect to long-term incentive awards were based on an assessment of the potential long-term contributions to the Company of each executive officer. For long-term incentive awards granted in February 2008, the Chief Executive Officer recommended that all long-term incentive awards be made in restricted share units, which vest ratably over three years, with the goal of further aligning the interests of the executive officer with the interests of the shareholders. Based on the Chief Executive Officer’s recommendation, the Compensation Committee determined to grant long-term incentive awards, in the form of restricted Common Shares which vest ratably over three years, to the Chief Financial Officer. The specific long-term incentive awards for each of the named executive officers are set forth below in the Grants of Plan-Based Awards table, and information regarding all outstanding equity awards as of the end of 2008 for the named executive officers is set forth below in the Outstanding Equity Awards at December 31, 2008.

The Compensation Committee determined to award the Chief Executive Officer with 475,000 restricted share units and 475,000 performance shares as a long-term incentive award in respect of 2008 as contemplated by the CEO Employment Agreement. The restricted share units vest ratably over three years. The performance share award also will vest in three equal annual installments beginning one year from January 29, 2009, the date of the grant. The performance shares vest at the end of three years and vest according to the performance/share price achievement if the stock price of the Company’s Common Shares goes to $3.00 (125,000 shares), $3.50 (125,000 shares), and $4.00 (225,000 shares) over the vesting period. The Common Shares should be at the stated price levels for a period of time to be determined within the vesting period for the achievement to be realized.

Summary Compensation Table

The table below presents the annual compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company’s Chief Executive Officer, Chief Financial Officer, and the most highly compensated executive officer other than the Chief Executive Officer and Chief Financial Officer, who served as executive officer of the Company on December 31, 2008. These officers are referred to as the “named executive officers.” All dollar amounts are in United States dollars.

Summary Compensation Table

				Stock		All Other
		Salary	Bonus	Awards	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)

Thomas W. Jasper	2008	600,000	—	676,355	318,499	3,000	1,597,854
Chief Executive Officer	2007	500,000	—	536,978	388,951	3,000	1,428,929
	2006	500,000	1,200,000	815,170	233,074	3,000	2,751,244
Richard Claiden	2008	350,000	100,000	354,405	125,983	3,000	933,388
Chief Financial Officer	2007	350,000	200,000	198,517	142,295	3,000	893,812
	2006	300,000	500,000	270,725	55,079	3,000	1,128,804
Charles McLendon(3)	2008	375,000	—	616,550	283,830	—	1,275,380
Former President-Primus	2007	375,000	—	355,802	267,119	—	997,921
Asset Management, Inc.	2006	286,712	500,000	238,767	78,426	—	1,103,905

1.	Based upon the 2008 GAAP expense as recorded in the Company’s financial statements.

2.	This column reports Company matching contributions to the named executives’ 401(k) savings accounts.

3.	Mr. McLendon’s employment with Primus Asset Management, Inc. terminated on February 23, 2009.

Grants of Plan-Based Awards with respect to Last Fiscal Year

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 31, 2008:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2008

			Option Awards:		Grant Date
		Stock Awards:	Number of		Fair Value
		Number of	Securities	Base	of Stock
		Shares of	Underlying	Price of	and Option
	Grant	Stock or Units	Options	Awards	Awards
Name	Date	(#)	(#)	($/Sh)(1)	($)

Thomas W. Jasper	2/07/2008	290,000	n/a	4.15	1,203,500
Richard Claiden	2/07/2008	180,654	n/a	4.15	749,714
Charles McLendon	2/07/2008	200,000	n/a	4.15	830,000

1.	Represents the closing price of the Company’s Common Shares on the date the Board approved the awards, February 7, 2008.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and stock that has not vested for each of the named executive officers as of December 31, 2008:

Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
								Performance	Performance
								Share	Share Awards:
								Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)(2)	Vested ($)(1)(3)

Thomas W. Jasper	50,000	—	6.93	2/15/2013	9,811	(4)	11,185	35,750 (5)	40,755
	61,250	—	9.76	2/15/2014	29,179	(6)	33,264	—	—
	78,750	—	13.50	10/5/2011	290,000	(7)	330,600	—	—
	32,500	32,500	12.74	2/2/2013	—		—	—	—
	50,000	150,000	11.75	2/1/2014	—		—	—	—
Richard Claiden	18,750	—	9.76	2/15/2014	3,840	(4)	4,378	9,500 (5)	10,830
	18,750	—	13.50	10/5/2011	12,158	(6)	13,860	—	—
	7,850	7,850	12.74	2/2/2013	180,654	(7)	205,946	—	—
	25,000	75,000	11.75	2/1/2014	—		—	—	—
Charles McLendon	47,500	47,500	12.45	3/7/2013	23,333	(8)	26,600	—	—
	50,000	150,000	11.75	2/1/2014	12,158	(6)	13,860	—	—
					200,000	(7)	228,000	—	—

(1)	The closing price of the Company’s common stock on December 31, 2008 was $1.14.

(2)	Number of shares assumes target level performance for performance shares.

(3)	Values assume target level performance for performance shares.

(4)	These restricted share units were granted on February 15, 2006 at $12.74.

(5)	Performance share units were granted on February 15, 2006 at $12.74. Subsequent to December 31, 2008, the Company determined the payout would be zero as performance levels were not met.

(6)	These restricted share units were granted on February 1, 2007 at $11.75.

(7)	These restricted share units were granted on February 7, 2008 at $4.15.

(8)	These restricted share units were granted on March 7, 2006 at $12.45.

Option Exercises and Vesting of Restricted Share Units with respect to Last Fiscal Year

Shown below is information with respect to option exercises and vesting of restricted share units for each of the named executive officers with respect to the fiscal year ended December 31, 2008:

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)	(#)(1)		($)(5)

Thomas W. Jasper	—	—	32,858	(2)	146,752
Richard Claiden	—	—	13,347	(3)	59,771
Charles McLendon	—	—	29,412	(4)	116,098

(1)	Includes deferred Common Shares deliverable six months after the respective executive’s departure date from the Company.

(2)	Acquired restricted Common Shares include 8,456 shares granted on February 15, 2005 at $16.05, 9,812 shares granted on February 15, 2006 at $12.74 and 14,590 shares granted on February 1, 2007 at $11.75.

(3)	Acquired restricted Common Shares include 3,427 shares granted on February 15, 2005 at $16.05, 3,841 shares granted on February 15, 2006 at $12.74 and 6,079 shares granted on February 1, 2007 at $11.75.

(4)	Acquired restricted Common Shares include 6,079 shares granted on February 1, 2007 at $11.75 and 23,333 shares granted on March 7, 2006 at $12.45.

(5)	Value realized is not incorporated in the “Summary Compensation Table”.

Share Option and Other Benefit Plans

Incentive Compensation Plan

In 2008, the Company adopted the Primus Guaranty, Ltd. Incentive Compensation Plan (the “2008 Plan”) to amend and restate the Company’s 2004 Share Incentive Plan (the “2004 Plan”) and supersede the Company’s Annual Performance Bonus Plan (the “Bonus Plan”). Under the terms of the 2008 Plan, which was approved by shareholders at the Company’s 2008 Annual General Meeting of Shareholders, awards previously granted under the 2004 Plan and Bonus Plan remain outstanding in accordance with their terms. The 2008 Plan generally is administered by the Compensation Committee of the Board of Directors, except that the full Board may act at any time to administer the Plan. The Compensation Committee in addition may delegate to one or more officers or managers of the Company or a subsidiary the authority to make grants of awards to officers (other than executive officers) and employees of the Company and such other administrative responsibilities as the Compensation Committee may deem necessary or advisable.

The 2008 Plan allows the Compensation Committee, as the plan administrator, to grant awards of cash and a variety of equity instruments, including options to purchase Common Shares, Common Shares, share units and dividend equivalents to the officers, directors, employees and independent contractors of the Company and its subsidiaries, and further provides the plan administrator with the authority to reprice outstanding share options or other awards. The actual terms of an award, including without limitation the number of common shares to which an award will relate, any exercise or purchase price, vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, Common Shares, are determined by the plan administrator and set forth in a written award agreement with the plan participant.

The aggregate number of Common Shares that may be issued under the 2008 Plan will not exceed 15,849,213. In addition, in any calendar year, no individual may be granted share-based awards that relate to more than 3,000,000 Common Shares, or cash-based awards that can be settled for more than $10,000,000. Common Shares issued under the 2008 Plan that are reacquired by the Company in connection with a cancellation, forfeiture, termination or other failure to satisfy performance conditions will not be treated as having been issued for purposes of the share limitation. All option, share unit and unvested Common Share awards become fully vested, and all performance conditions will lapse, upon a change in control of the Company (as defined in the Management Severance Pay Plan described below) or upon termination of the grantee’s employment by reason of the grantee’s death, disability or retirement.

The 2008 Plan requires the plan administrator to make equitable adjustments to the number, kind and exercise price per Common Share of awards in the event of the Company’s recapitalization, reorganization, merger, spin-off, share exchange, dividend of Common Shares, liquidation, dissolution or other similar transaction or events. In addition, the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. The Board of Directors may, at any time, alter, amend, suspend or discontinue the 2008 Plan. The 2008 Plan will automatically terminate ten years after it has been most recently approved by the Company’s shareholders. In January 2009, the Board of Directors approved amendments to the 2008 Plan that corrected typographical errors and clarified ambiguities.

Restricted Stock Unit Deferral Plan

The Company established the Primus Guaranty, Ltd., Restricted Stock Unit Deferral Plan (the “RSU Plan”), effective December 31, 2007, which permits certain officers to defer distributions of vested Restricted Stock Units granted under the 2004 Plan until six months following their separation from service with the Company and its affiliates. All deferral elections under the RSU Plan are required to be made in accordance with section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder. In December 2008, the Compensation Committee approved minor amendments to the RSU Plan.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended
December 31, 2008

	Aggregate Balance	Aggregate Earnings
	at December 31,	(Losses) in last	Aggregate Balance
	2008 ($)(1)	Fiscal Year ($)(2)	at Vesting Date ($)

Thomas W. Jasper(3)	37,458	(129,839)	167,297
Richard Claiden(4)	15,216	(52,923)	68,139
Charles McLendon(5)	33,530	(98,822)	132,351

(1)	Based on the number of deferred Common Shares acquired in 2008 valued at the December 31, 2008 closing price of $1.14.

(2)	Value is not incorporated in the “Summary Compensation Table” and is based upon the Aggregate Balance at December 31, 2008 less the Aggregate Balance at Vesting Date.

(3)	Mr. Jasper’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 14,590 shares vested on February 1, 2008 at $5.05, 8,456 shares vested on February 15, 2008 at $4.00 and 9,812 shares vested on February 15, 2008 at $4.00.

(4)	Mr. Claiden’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 6,079 shares vested on February 1, 2008 at $5.05, 3,427 shares vested on February 15, 2008 at $4.00 and 3,841 shares vested on February 15, 2008 at $4.00.

(4)	Mr. McLendon’s Aggregate Balance at Vesting Date is based on acquired restricted Common Shares consisting of 6,079 shares vested on February 1, 2008 at $5.05 and 23,333 shares vested on March 7, 2008 at $3.66.

Senior Management Severance Pay Plan

The Company has adopted a Senior Management Severance Pay Plan (the “Severance Plan”) for designated key employees, including all of the Company’s senior executives other than the Chief Executive Officer. Employees are required to sign a non-competition agreement and a release of claims against the Company as a condition of receiving any payment under the Severance Plan. The Board may amend or terminate the Severance Plan, or remove or add designated participants, on 12 months’ notice to any participants affected by the change, provided that no changes adverse to participants may be made during the 18 month period following a change in control. Additionally, in the case of Mr. McLendon, please refer to the Section below entitled “Employment Agreement for Mr. McClendon”.

Severance payable outside the context of a change in control for termination of employment without cause will equal one month of base pay, annual performance bonus (based on the average amount of cash and equity (valued as of the grant date) paid as annual performance bonus in each of the previous three years, pro-rated as necessary), and reimbursement of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums, for each full year of completed service, with a minimum severance of two months and a maximum severance of 12 months, as well as a pro-rata annual performance bonus for the current year prior to termination. Additionally, (1) all equity will vest automatically in the event of death, disability or retirement, (2) all make-whole signing bonuses will vest automatically as of the date of termination in the event of a termination without cause, and (3) all unvested equity awards will vest automatically as of the date of termination in the event of a termination without cause in connection with a reduction in force or other circumstances determined to be comparable by the Compensation Committee.

Severance payable for termination or resignation of the executive for “Good Reason” occurring during an 18 month period following a change in control will include base pay, annual performance bonus (based on the average amount of cash and equity (valued as of the grant date) paid as bonus in each of the previous three years, pro-rated as necessary), and reimbursement of COBRA premiums for an 18 month severance period, as well as accelerated vesting of outstanding share-based awards (on a pro-rated basis for performance-based share awards) and a pro-rata annual performance bonus for the current year prior to termination. “Good Reason” is defined as the reduction of an executive’s rate of pay, a relocation of more than 50 miles, a material and adverse change in the executive’s responsibilities, or a failure by the Company to obtain the assumption of the Severance Plan by any successor. If any payments under the Severance Plan or otherwise are subject to the “golden parachute” excise tax, the Company will pay participants an amount sufficient to negate the impact of this tax, unless the tax can be eliminated by a 10% or less reduction of the amounts payable. Any severance payable pursuant to the Severance Plan will be offset by severance payable under any applicable employment agreement. For purposes of the Severance Plan, a change in control is defined as (1) an acquisition by any person or group of a beneficial interest of at least 30% (50% if such person owned common shares immediately prior to the Company’s initial public offering) of the voting power with respect to the election of directors, (2) a change in the composition of a majority of the Board not approved by incumbents, or (3) any reorganization, merger or sale of assets or similar transaction where shareholders immediately prior to such transaction cease to own at least 50% of voting shares of the resulting corporation.

If a termination following a change in control were to have occurred as of the end of 2008, the following named executive officers would have been entitled to the following payments under the Severance Plan:

	18 Months Pay	Value of Accelerated	COBRA
Name	(with Bonus)	Vesting of Equity	Reimbursement	Total(1)

Richard Claiden	$1,793,515	$235,014	$29,304	$2,057,833
Charles McLendon	$1,710,173	$268,460	$29,304	$2,007,937

(1)	The totals do not include bonuses for 2008 that were paid in February 2009 and are reported elsewhere in this Proxy Statement.

Employment Agreement for Thomas W. Jasper

Mr. Jasper’s current employment agreement is a three-year agreement covering the period from May 1, 2008 through May 1, 2011, with automatic one-year renewals thereafter unless a notice of termination is provided as discussed below. The agreement provides for (1) an annual base salary of $600,000; (2) an opportunity for annual bonus targeted equal to 200% of base salary (to be paid in a combination of cash and the Company’s Common Shares as determined by the Compensation Committee) based on achievement of targeted performance objectives established by the Compensation Committee; and (3) a long-term incentive award with a value of $1.6 million per year, for a total long-term incentive award value of $4.8 million during the initial term, with 50% payable in performance shares or options and 50% payable in vested restricted share units or options. The agreement also provides Mr. Jasper with customary employment benefits.

In the event that Mr. Jasper’s employment is terminated by the Company for any other reason than “cause” or “disability”, or by Mr. Jasper for “good reason” (which terms are defined in the same manner as in the Severance Plan described above), prior to the expiration of the initial three-year term, or if the Company fails to renew the term within 24 months following a “Change in Control” (which is defined in the employment agreement), then, Mr. Jasper will be entitled to receive accrued base salary and reimbursable business expenses; and, if he executes a release of claims in favor of the Company and otherwise complies with certain restrictive covenants contained in the employment agreement: (1) a cash payment equal to two times the sum of his base salary and target annual bonus; (2) a prorated cash bonus based on target levels of performance for the portion of the year worked; (3) a cash payment equal to the annual bonus that would have been payable for the prior fiscal year to the extent not already paid; (4) two years of continued health benefits; and (5) on the first anniversary of such termination (i) vesting of all service-based share awards that are unvested and outstanding at the time of termination and (ii) if such termination occurs within 24 months of a Change in Control, pro rata vesting of all performance-based share awards assuming target levels of performance. It also provides for a payment sufficient to negate the impact of any “golden parachute” excise tax, unless that tax can be eliminated by a 10% or less reduction of the payments to which Mr. Jasper is otherwise entitled. For example, if Mr. Jasper’s employment were terminated without cause at a time when his base salary was $600,000, he would be entitled to a cash severance equal to $3.6 million, plus any accrued but unpaid salary and expenses, plus a prorated bonus assuming targeted levels of performance the amount of which would depend upon the point in time during the year at which the termination occurred. He would also be entitled to health benefits and equity vesting as described above. If such termination occurred as of the end of 2008, Mr. Jasper would have been paid $3.66 million plus his bonus entitlement in respect of 2008 as well as receiving the vesting of the share awards described in clause (5) above in accordance with the timing therein set forth.

The Company can terminate Mr. Jasper’s employment on any anniversary of the expiration of the initial three-year agreement term, by providing him at least six months’ notice. However, where such notice is provided within 24 months after a Change in Control and the termination is to be effective on any anniversary of the expiration of the initial three-year term occurring within 24 months after such Change in Control, the contractual termination benefits described above will be payable to Mr. Jasper.

Otherwise, in the event of any such termination, Mr. Jasper would be entitled to (i) immediate vesting of all service-based share awards that are unvested and outstanding at the time of termination; (ii) continued exercisability of outstanding options for one year following such termination; (iii) provided that Mr. Jasper does not engage in certain competitive activities, continued vesting of performance-based share awards based on actual performance; and (iv) a cash payment equal to the annual bonus that would have been payable for the prior fiscal year to the extent not already paid. The employment agreement also contains a prohibition on Mr. Jasper’s competing with the Company for the one-year period following termination of his employment if he is entitled to his contractual termination benefits, or if the Company elects to pay him 2.5 times his annual base salary.

Employment Agreement for Charles McLendon

Mr. McLendon’s employment as President of Primus Asset Management, Inc., a subsidiary of the Company, terminated as of February 23, 2009. Under the terms of his employment agreement, dated March 7, 2006, he was entitled to (1) a base salary of $350,000 (although he was awarded a raise in his base salary to $375,000 per annum in 2007); (2) an annual merit bonus, with the actual bonus based primarily upon achievement of performance goals approved annually by the Compensation Committee; (3) annual long-term incentive (“LTI”) award based on achieving “target” revenue and return on equity (“ROE”) goals for the asset management business; and (4) termination benefits consisting of a payment equal to three times Mr. McLendon’s annual base salary then in effect plus accelerated vesting of all equity awards, payable upon a termination of employment by the Company other than for “cause” or by Mr. McLendon for “Good Reason” (which is defined in the same manner as in the Severance Plan described above). Upon any termination of his employment by Mr. McLendon without Good Reason, all restricted share units and options not yet vested were subject to forfeiture. The payments to be made to Mr. McLendon in connection with his departure from the Company and the termination of this employment agreement are currently under discussion.

PROPOSAL TWO – APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company’s shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company’s independent auditors since 2002 and, by virtue of their familiarity with the Company’s affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in overseeing the integrity of the Company’s financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee currently comprises four independent directors and operates under a written charter, which is available on the Company’s Web site at www.primusguaranty.com and was attached to the Company’s Proxy Statement for 2005 as Appendix A. In discharge of its responsibilities, the Audit Committee held five meetings in 2008. These were in-person meetings that usually included separate executive sessions of the Audit Committee with the independent auditors and management.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2008. Ernst & Young LLP, the Company’s independent auditors for 2008, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the U.S. Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and the Audit Committee has received from

Ernst &Young LLP written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526. The Audit Committee has also discussed with Ernst & Young LLP the firm’s independence from management and the Company. In considering the independence of Ernst & Young LLP, the Audit Committee took into account the amount and nature of the fees paid to Ernst & Young LLP for non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The Committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2009 and is presenting the matter to the shareholders of the Company for approval.

Audit Committee
John A. Ward, III, Chairman
Thomas J. Hartlage
James K. Hunt
James H. MacNaughton

Fees of the Independent Auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years ending December 31, 2008 and 2007.

	2008	2007

Audit fees	$947	$976
Audit-related fees	183	349
Tax fees	0	10

All other fees	0	0

Total	$1,130	$1,335

Audit Fees

“Audit fees” paid to Ernst & Young LLP were compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, and for quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees

“Audit-related fees” incurred related to the completion of the agreed-upon procedures and capital model audit for one of the Company’s principal operating subsidiaries, Primus Financial, as required by both the Standard & Poor’s and Moody’s Investors Service operating guidelines.

Tax Fees

“Tax fees” paid to Ernst & Young LLP were compensation for tax services they rendered to the Company.

All Other Fees

There were no fees in the “all other fees” category for the fiscal years ending December 31, 2008 and December 31, 2007.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The Audit Committee approved 100% of the non-audit services described above and determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

All of the hours expended in the engagement of Ernst & Young LLP to audit the financial statements of the Company for the fiscal years ending December 31, 2008 and December 31, 2007 were attributable to work performed by full-time, permanent employees of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and the telephone number there is 441-296-0519. The offices of the Company’s principal operating subsidiaries, Primus Financial and Primus Asset Management, Inc., are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017, and their telephone number is 212-697-2227.

Shareholder Proposals for the 2010 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s Annual General Meeting of Shareholders must be received by the Company no later than November 20, 2009. Such proposals should be sent to the Company’s Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5% of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4. The deadline under Rule 14a-4 for next year’s meeting is February 3, 2010.

U.S. Securities and Exchange Commission Reports

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, are available free of charge on the Company’s Web site at www.primusguaranty.com under the heading “Investor Relations — SEC Filings” or by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or to Nicole Stansell, Investor Relations Officer, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017, or via e-mail at nstansell@primusguaranty.com.

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, Chief Financial Officer or General Counsel will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the Common Shares represented by such proxies in accordance with their discretion.

Please vote all of your Common Shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials and Annual Reports on Form 10-K should contact their broker, custodian bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of Common Shares, your broker, custodian bank or other nominee may deliver only one copy of this Proxy Statement and the 2008 Annual Report on Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the 2008 Annual Report on Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement, any Annual Report and any Annual Report Form 10-K, now or in the future, should submit their request to the Company by telephone at 441-296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, attention: Secretary.

Please indicate with an “X” in the appropriate space how you wish your shares to be voted. If no indication is given, proxies will be voted for the election of all nominees to the Board of Directors and FOR Proposal Two, in accordance with the recommendation of the Board of Directors.

Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO.

								FOR	AGAINST	ABSTAIN
1.	To elect two Class II directors listed below to hold office for three years and until their successors are elected and qualified. 01 Messrs. Frank P. Filipps, and 02 Messrs. Thomas J. Hartlage	FOR ALL ☐	WITHHOLD AUTHORITY ☐	FOR ALL EXCEPT* ☐	2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and		☐	☐	☐

To vote for all nominees, mark the “For All” box. To withhold voting for all nominees, mark the “Withhold Authority” box. To withhold voting for a particular nominee, mark the “For All Except” box and enter the name of the exception in the space provided below.
Note:

							1.	In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

							2.	In the case of joint holders, any holder may sign, but the vote of the senior holder who tenders a vote whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

							3.	Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
					Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

▲ FOLD AND DETACH HERE▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Primus Guaranty, Ltd.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/prs

INTERNET
http://www.proxyvoting.com/prs
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

45687

PRIMUS GUARANTY, LTD.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Proxy card for use at the 2009 Annual General Meeting or any adjournment or postponement thereof (the “Meeting”) of Shareholders of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the “Company”), to be held on April 30, 2009 at 8:00 A.M, local time, at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke Parish, Hamilton HM CX, Bermuda.
     The person signing on the reverse of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Thomas W. Jasper, Richard Claiden or Vincent B. Tritto, or any of them, with full power of substitution and re-substitution and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein, and authorizes such proxy to vote in his discretion on such other business as may properly come before the Meeting.
     Please indicate on the reverse of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors, and FOR Proposal Two, as described below.
     PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE
1.	Election of two Class II directors to hold office for three years and until their successors are elected and qualified;

2.	Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	Consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on reverse side.)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

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45687